EXHIBIT 5



                               November 21, 1997



Data Systems Network Corporation
34705 West Twelve MIle Road
Suite 300
Farmington Hills, Michigan 48331

         Re:     Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel for Data Systems Network Corporation, a Michigan corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering for issuance in the manner described in the Registration Statement up to 400,000 additional shares of the Company's Common Stock (the "Common Stock") pursuant to the Company's 1994 Stock Option Plan, as amended.

         We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

         Based upon the foregoing, it is our opinion that (1) the Company has been duly incorporated and is in good standing under the laws of the State of Michigan and (2) the Common Stock, when issued in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules or regulations thereunder or that this consent is required under
Section 7 of such Act.

                               Very truly yours,

                              DYKEMA GOSSETT PLLC

                              /S/ Mark A. Metz

                                 Mark A. Metz